Exhibit 99.1

Cellular Biomedicine Group (CBMG) Announces Results of 2020 Annual Meeting of Stockholders

GAITHERSBURG, MD and SHANGHAI, China, June 29, 2020 – Cellular Biomedicine Group Inc. (Nasdaq: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced the voting results of its 2020 Annual Meeting of Stockholders, held on June 26, 2020 in Long Island City, NY. Approximately 77% of the Company’s outstanding shares were represented at the 2020 Annual Meeting.

The following business items were approved by a strong majority at the Annual Meeting:
1.    Three (3) “Class II” directors, Chun Kwok Alan Au, Jacky (Gang) Ji and Tony (Bizuo) Liu, were elected for a term of three years;
2.    The appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 was ratified;
3.    A non-binding advisory vote on the compensation of the Company's named executive officers was approved; and
4.    A non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers resulted in a recommendation of three years.

In light of the stockholders’ recommendation to hold advisory votes on the compensation of our named executive officers every three years and upon consideration of other relevant factors, the Company has determined to hold advisory votes on the compensation of our named executive officers every three years.

About Cellular Biomedicine Group, Inc.
Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. The company conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a “Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific. These partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) approved the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and has accepted the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. The NMPA has also accepted CBMG’s dossier for an IND application for clinical trials of anti-BCMA CAR-T. CBMG is included in the broad-market Russell 3000® Index the small-cap Russell 2000® Index and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com